Exhibit 99.
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                                                    /FOR IMMEDIATE RELEASE/
                                                    Contact:  Robert A. Lerman
NEWS   RELEASE                                      860-683-2005     Windsor, CT
                                                    OTCBB:  TDYT
                                                    August 11, 2005

     Thermodynetics' Sales Increased 44% in First Fiscal Quarter ending
          June 2005 vs. 2004; Storm Severely Impacts Michigan Facility

THERMODYNETICS, INC., Windsor, CT (TDYT:OTCBB) August 11, 2005

         Net sales for the three months ended June 30, 2005 increased by $2,477,000, or 44% over the prior year. Sales of heat transfer products increased 8% over fiscal 2005, while sales of automotive products increased 153% during the same period. Consolidated total revenues of $8.1 million represented a record level of shipments for the Company for any three-month period.
         The increase in sales in the heat transfer segment is due largely to the strong housing market augmented by marine air conditioning applications and commercial/industrial building HVAC needs. The Company has recently developed the capability to produce special purpose enhanced surface tubing in titanium, an offering that is unique to the markets it is now serving. Favorable response to this product from swimming pool and spa heat pump manufacturers also generated significant sales during the current period.
         Automotive product segment shipments increased dramatically during the current quarter compared to fiscal 2005 as a program for automotive exhaust system tubing moved into full production during the latter stages of the prior fiscal year. In early June a major storm in Lower Michigan caused a multi week disruption that severely impacted the ability of the Company's Vulcan Industries subsidiary to meet manufacturing commitments. The revenue shortfall eventually caused the subsidiary and parent companies to agree with its lenders to sell certain production equipment to a major customer. The subsidiary continues to operate the equipment for the benefit of the customer and is billing the customer for such services. The loss of this business would severely impact the ability of the subsidiary to continue to service its other customers as the overhead of the facility may make such operations economically unfeasible.

         Cost of sales to produce heat transfer products in the current year increased 2% from 74% of net sales in the first quarter of fiscal 2005. The cost of metals (principally steel, copper, stainless steel and nickel) has risen sharply to their highest levels in the past six years. Although the effects of these cost increases are shared with customers, the impact is a net reduction of gross margin. Personnel were added in customer service, engineering and other support functions at both operating subsidiaries in fiscal 2006. The Company plans on further additions to its marketing and engineering staff in the heat transfer segment.

         As a result of the decline in gross margin, coupled with the increase in operating expenses, income from operations as a percentage of net sales for the heat transfer segment decreased from 11% of sales in fiscal 2005 to 7% in the current period. The automotive segment suffered from a prolonged interruption of operations and incurred significant unplanned expenses in addition to the loss of business described above. This contributed to a large loss from this segment's operations in the first fiscal quarter; however, the heat transfer segment's performance was more than adequate to overcome this shortfall.
         At June 30, 2005 consolidated working capital remained negative while improving by $338,000 from March 31, 2005. The Company's access to credit for operations is expected to be adequate for heat transfer products in the coming year while funding of capital expenditure programs will be explored with its bank during the coming months. The automotive segment is currently experiencing extremely tight credit availability as its funding resources were severely taxed by the significant start-up expenses and have been further strained by the recent interruption of business; substantial additional financing will be necessary to fund Vulcan's on- going operating requirements. Management has developed a plan to reduce its liabilities through negotiations with its secured and unsecured creditors. The successful implementation of this plan, together with the anticipated cash flow from the heat transfer segment, should allow the Company to deal with the adverse effects and conditions.


FORWARD LOOKING STATEMENTS

         This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's tubing product line especially in applications serving the commercial, industrial and residential construction industries.

         When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

                                            Three Months Ended June 30,
                                                    (in 000's)
                                             2005                2004
                                            ------              ------

Net Sales                                 $  8,102            $  5,635
Operating Income                          $    235            $    388
Income Before Income Taxes.               $     97            $    266
Net Income                                $     57            $    206
Weighted Shares Outstanding-Basic        3,969,108           3,645,236
Weighted Shares Outstanding-Diluted      3,969,108           3,645,236
Earnings Per Share-Basic                    $  .01              $  .06
Earnings Per Share-Diluted                  $  .01              $  .06


Thermodynetics, Inc. has been engaged in the manufacture of high performance, high quality metal tubing and tubing assemblies to the heat transfer and other industries since 1972. The Company is a world leader in enhanced heat transfer technology. These products are marketed worldwide for applications in the space conditioning, refrigeration, biomedical, aerospace, boiler, marine, food and beverage, plumbing, water heating and ice making industries.